Exhibit 99.1

Addus HomeCare Appoints Michael Earley to Board of Directors

Palatine, IL, April 1, 2014—Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home and community based services, which are primarily social in nature and provided in the home, and focused on the dual eligible population, today announced that Michael Earley has been appointed to its Board of Directors. Mr. Earley will serve on the Audit Committee.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “Given Michael’s leadership experience in business, finance and health care operations, and especially given his experience in managed care while leading Metropolitan Health Networks, we feel very fortunate to have Michael joining our board.”

Mr. Earley is the immediate past Chairman and Chief Executive Officer of Metropolitan Health Networks, Inc. where he served from early 2003 until February 2013. The company was acquired by Humana, Inc. in December 2012 for approximately $850 million. He is currently advising healthcare services and other businesses through a consulting company, Pelican Advisors, LLC.

Mr. Earley has been an advisor to public and privately owned companies, acting in a variety of management roles since 1997. From 1986 to 1997, he served in a number of senior management roles, including CEO, CFO and Corporate Development Officer, for Intermark, Inc. and Triton Group Ltd., both publicly traded diversified holding companies. He was Chief Executive Officer of Collins Associates, an institutional money management firm, from January 2000 through December 2002. He has also served as a director for several public companies throughout his career. Mr. Earley received undergraduate degrees in Accounting and Business Administration from the University of San Diego. From 1978 to 1983, he was an audit and tax staff member of Ernst & Young.

About Addus

Addus is a comprehensive provider of home and community based services, primarily social in nature and provided in the home, and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, the anticipated financial impact of possible transactions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather events and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014, which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com